TEADS HOLDING CO.
(NASDAQ: TEAD)

INSIDER TRADING AND BLACKOUT POLICY
(AS AMENDED ON JUNE 6, 2025)

Policy Statement

This Insider Trading and Blackout Policy (this “Policy”) sets forth the policies of Teads Holding Co. prohibiting “insider trading” and the procedures to be followed by directors, officers and employees of the Company before engaging in any trading involving securities of the Company. For purposes of this Policy, reference to the “Company” includes Teads Holding Co. and its subsidiaries.

Insider trading is prohibited by U.S. federal law and Company policy. Any director, officer or employee of the Company, while having knowledge of material non-public information about the Company, is prohibited from:

•Trading in securities of the Company;
•Disclosing this information to anyone else (other than to another director, officer or employee of the Company who has a need to know such information in order to perform his or her duties on behalf of the Company); or
•Recommending to anyone else that they trade in any of the Company’s securities (i.e., “tipping”).

For purposes of this Policy, any references to a director, officer or employee of the Company includes a reference to such person’s immediate family members, any other persons who reside with him or her, and any entities with which he or she is affiliated. The prohibitions and restrictions in this Policy apply equally to such family members, persons who reside with the director, officer or employee, and affiliated entities. The Company may also require, in its discretion, that consultants to and other contractors of the Company abide by the terms and restrictions of this Policy.

I.Penalties

The criminal and civil penalties for illegal insider trading by any individual are extremely serious. These include:

•A prison sentence of up to 20 years and a fine of up to $5 million;
•A civil penalty of up to three times the profits made (or losses avoided) by the trading; and
•Disgorgement (payment to the government) of the profits made (or losses avoided), including profits (or losses avoided) by a “tippee.”

These penalties are cumulative (i.e., can be imposed together) and a “tipper” can be liable for the same penalties as a person that made the trade, even if the tippee made no profit.

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Company employees are also subject to disciplinary action for violating this Policy, up to and including ineligibility for future participation in equity incentive plans and termination of employment.

II.Definitions

A.Material Non-Public Information

Information is material if there is a reasonable likelihood that the information, if disclosed, would affect the market price of the security upward or downward or that an investor would want to know or would consider the information important in making a decision to buy, sell or hold the security. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, taking into account both quantitative and qualitative factors, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of material information may include, but are not limited to:

•Quarterly earnings or revenue information;
•Significant write-downs in assets or increases in reserves;
•Modifications to the cost structure of the Company;
•Changes in leverage or liquidity or non-compliance with financing agreements;
•Proposals, plans and arrangements concerning a merger, acquisition or divestiture;
•Proposals, plans and arrangements concerning any financing, refinancing or securities offering;
•Regulatory changes that affect the Company’s business;
•The loss of a significant customer;
•A significant cybersecurity incident;
•A change in accounting policy that is expected to result in a material change;
•Any restatement;
•An important development in the Company’s businesses or prospects;
•Changes in key management; or
•Developments regarding significant litigation or governmental or regulatory investigations (including decisions or settlements in those matters).

Information is non-public if it has not been made widely available to the investing public. Before information can be considered public, it generally must be reported in a widely distributed press release or in a Form 8-K or other filings with the U.S. Securities and Exchange Commission (the “SEC”). In the case of the Company’s earnings releases or any other important announcements of previously non-public information, trading is not permitted until two full trading days have passed after the press release or other public disclosure is issued.

When in doubt about whether information about the Company is material and non-public, any director, officer or employee of the Company should consult with the General Counsel or his or her designee before making any decision to disclose such information (other than to directors, officers or employees of the Company who need to know it) or to trade in or recommend securities to which the information relates.

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B.Trading

The term “trading” applies to purchases and sales of stock or other securities of the Company, including the Company’s common stock, and other transactions described below.

Trading includes, without limitation, the exercise of stock options pursuant to a broker-assisted cashless exercise, selling stock acquired from an option exercise or selling or buying the Company’s securities in street name or within an IRA or other retirement account.

The mere exercise of a stock option for cash (i.e., purchasing and holding the stock) is not considered a trading transaction. This Policy also will not apply to the delivery of shares owned by the option holder to the Company or the withholding of shares otherwise issuable upon exercise of a stock option by the Company, in each case to satisfy the exercise price payable, or the tax withholding requirements arising, upon the exercise of an option. However, the sale of stock in connection with a stock option exercise, for example, a broker-assisted cashless exercise of an option or any other sale for the purpose of generating the cash needed to pay the exercise price or tax withholding of an option, or the sale of shares received upon exercise of an option, will be subject to this Policy and is considered trading.

This Policy also does not apply to the withholding of shares otherwise issuable upon the vesting of a restricted stock unit or performance stock unit to satisfy tax withholding requirements arising upon such vesting.

Bona fide gifts of securities are considered trading transactions subject to this Policy.

To the extent the Company adopts a program of automatic purchases of discounted Company stock as part of a Company-wide employee benefit plan and the employee, officer or director signs up for the program when trading is not prohibited during a blackout period established by the Company, and the employee, officer or director so signing up does not thereafter change his or her elections with respect to Company stock, then this automatic purchase activity will not be considered a prohibited trading transaction hereunder.

III.Other Restrictions

In addition to trading while in possession of material non-public information, this Policy prohibits all of the following activities:

•Engaging in “short sales” and “selling against the box” (a variation of selling short) with respect to securities of the Company;
•Trading in puts, calls, straddles and options for the Company’s securities;
•Trading in securities of the Company on a short-term basis;
•Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, unless approved in advance by the Audit Committee; and
•Entering into hedging or similar transactions with respect to Company securities.

Directors, officers and employees of the Company also are prohibited from trading in the securities of companies with whom the Company does business or proposes to do business if the person has obtained material non-public information about that company in the course of his or her services to the Company (and is prohibited from disclosing that information other than to another director, officer or employee of the Company who has a clear need to know in order to perform his or her duties on behalf of the Company). For example, trading or giving tips concerning a company that is being considered for acquisition or with

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which the Company is in acquisition negotiations, or is involved with ongoing business relations, is prohibited by this Policy when the director, officer or employee has material non-public information about the potential transaction or the company’s current business.

IV.Blackout Periods

“Blackout Persons” (as defined below) are required to observe the following guidelines whenever contemplating trading in Company securities:

A.Blackout Persons may not purchase or sell Company securities during the period from and including the time the market closes on the twentieth (20th) calendar day of the third month of any calendar quarter until two full trading days have elapsed following the public release of quarterly and/or annual financial results (each, a “Blackout Period”).

For example, if quarterly earnings are released pre-market on a Thursday, the open window period would commence at the open of trading on Monday.

B.Notwithstanding the above, in a period where the trading window would otherwise be closed due to sub-paragraph A above, and absent any other material non-public information, the Company may determine that it is not in possession of material non-public information and may determine that the trading window will remain “open” during all or part of the period otherwise “closed.”

C.The General Counsel or his or her designee may, at his/her sole discretion, close the trading window at any time by notification to the Blackout Persons or other impacted individuals at the Company.

D.The General Counsel, or his or her designee, may define other event-specific Blackout Periods than those automatically created by sub-paragraph A above and, if this is done, so communicate it to impacted individuals (including Blackout Persons and/or other individuals at the Company, as applicable).

E.The following persons are considered “Blackout Persons” for purposes of this Policy:

•Directors;
•Officers of the Company who are required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•All members of the legal and financial departments with access to financial reports or forecasts prior to their public release;
•All accounting personnel;
•All investor relations and corporate communications personnel;
•Any other persons designated by any of (i) the Board, (ii) the General Counsel, (iii) Chief Financial Officer, or (iv) the Corporate Secretary; and
•Any such person’s immediate family members, other persons who reside with him or her, and entities with which he or she is affiliated.

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V.Pre-Clearance Procedures for Certain Persons

In addition to complying with the prohibition on trading during Blackout Periods, the following individuals (“Pre-Clearance Persons”) must obtain the approval of the General Counsel or his/her designee before trading at any time in any of the Company’s securities (even when the window is “open”):

•Directors;
•Officers of the Company who are required to file reports under Section 16 of the Exchange Act;
•Any other person designated by any of (i) the Board, (ii) the General Counsel, (iii) the Chief Financial Officer, or (iv) the Corporate Secretary;
•Any other persons designated by any of (i) the Board, (ii) the General Counsel, (iii) Chief Financial Officer, or (iv) the Corporate Secretary; and
•Any such person’s immediate family members, other persons who reside with him or her and entities with which he or she is affiliated.

Any pre-clearance approval of the General Counsel or his or her designee is valid for five consecutive trading days following the approval date provided that the requesting Pre-Clearance Person does not become subject to a Blackout Period or otherwise come into possession of material non-public information within such time period.

VI.Pre-Planned Trading for Blackout and Pre-Clearance Persons

The SEC has promulgated Rule 10b5-1 pursuant to the Exchange Act, which provides an affirmative defense to persons making a purchase or sale who demonstrate that a purchase or sale was completed pursuant to a binding contract, instruction or written trading plan that meets certain requirements and that was entered into at a time during which the person was not aware of material non-public information about the Company (“Rule 10b5-1 Plan”). Blackout Persons and Pre-Clearance Persons will not be subject to the Blackout Periods and, if applicable, pre-clearance procedures set forth above for trades that are executed pursuant to a valid Rule 10b5-1 Plan that was adopted outside of a Blackout Period (and when the person was not otherwise in possession of material non-public information about the Company) and was pre-cleared by the Company’s General Counsel or Corporate Secretary. Any person seeking approval and pre-clearance of a 10b5-1 plan must provide a copy of the proposed 10b5-1 plan to the Company's General Counsel or Corporate Secretary at least three days prior to the date they intend to execute the plan to provide adequate time for internal review of the plan. Once the plan is pre-cleared, the plan must be executed within five days from the date of pre-clearance.

Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material non-public information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as a part of a plan or scheme to evade the

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prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that Rule 10b5-1 Plan.

VII.Post-Termination Obligations

This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment. If an individual is in possession of material non-public information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material non-public information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above in more detail under “Penalties.”

Further Information about Insider Trading and Blackout Policy

The Company will make this Policy statement available and update it as necessary to ensure that Company employees and directors are informed about this Policy.

Questions

For any questions, you can reach out to generalcounsel@teads.com.

June 2025